August 2021

Dakota ETHANOL

LACP

PO Box 100
Wentworth, SD 57075

605-483-2679
605-483-2676 (corn)
888-539-2676 (corn)

www.dakotaethanol.com

Office hours:
8:00 a.m. to 5:00 p.m. (M-F)

Receiving/shipping hours:
7:30 a.m. to 4:30 p.m. (M-F)

Investor Relations email:
investor-relations@dakotaethanol.com

Contact information

Do we have your current address and phone number? Have you moved? No longer have a home phone? Is your cell phone your only phone number? What is your email address? Call or send an email to investor-relations@dakotaethanol.com with your current contact information.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe", "expect", "will", "can", "estimate", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results; which could, and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings, copies of which are available through our website or upon request.

CEO Report:

Distribution despite disruption

2021 performance balances out previous years' challenges

Since completing the expansion from 50 million gallons per year of production to 90 million gallons per year in 2019, there have been several significant events preventing steady state operational results for Dakota Ethanol.

The wet planting conditions in 2019 led to significant prevent plant acres in our region driving up our cost of corn. This was followed by the Covid-19 pandemic in 2020, characterized by a steep reduction in demand for our product and losses in the first half of the year. Thankfully, demand increased and stabilized for the last half of 2020, resulting in a slightly positive finish to the year overall.

Operational performance and a positive margin environment for the first half of 2021 has now allowed us to pay down debt incurred to complete the plant expansion. We are currently capable of operating at a 92 mgpy rate, and we continue to identify/implement optimization projects to push throughput slightly higher.

I am very pleased to share that the Board of Directors has approved a $0.10 per unit distribution payable to members of record as of July 1, 2021, for a total distribution of $2,962,000.

—Scott Mundt, CEO

2022 annual meeting proposals and nominations

In order to be considered for inclusion in the 2022 annual meeting information statement, member proposals must be submitted in writing to the company by November 10, 2021. Manager nominations must be made on a Manager Nomination Petition and submitted by January 1, 2022, unless the company notifies the members of a different deadline. We suggest that proposals for the 2022 annual meeting of members and manager nominations be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2022 annual meeting of members without including such proposal in the annual meeting information statement, must provide notice of such proposal no later than January 24, 2022. Lake Area Corn Processors reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Unit trading increases in volume, price in 2021

There are 29,620,000 capital units issued and outstanding and approximately 1,059 unit holders. The following table contains information concerning completed unit transactions that occurred during the last four quarters. Units traded during that time represent fewer than 1% of the total units outstanding.

For more details on Lake Area Corn Processors, LLC trading please contact Variable Investment Advisors at 1-800-859-3018, visit their website at www.agstocktrade.com or contact our office.

Quarter	Low Price	High Price	Average	Units Traded
Third Quarter 2020	1.50	1.51	1.50	45,000
Fourth Quarter 2020	1.57	1.63	1.61	90,000
First Quarter 2021	1.51	1.75	1.63	53,500
Second Quarter 2021	1.68	2.02	1.82	75,000

Dakota Ethanol LLC August 2021 Page 2

CFO Report:

Plant running at full capacity to meet demand

The six months ended June 30, 2021, provided for strong financial performance as Covid-19 restrictions have lifted. As restrictions lifted, driving has increased, and demand for ethanol has strengthened.

2020 financial performance was influenced by the onset of the Covid-19 pandemic as the restrictions reduced demand for ethanol and greatly reduced market values and production rates.

This year's increased demand has allowed the plant to run at full capacity, producing 45 million gallons in the first half of 2021, up from 38 million for the same period in 2020.

Revenues increased with increased values for ethanol and coproducts, supported by stronger demand and increases in the commodity markets. Cost of revenues also rose with higher corn and natural gas prices as increasing demand reduced stocks and elevated the prices.

Other Income (Expense) has improved as the investments in subsidiaries has experienced improved profitability also. Increased profitability has provided for increased working capital and reduction of long-term debt.

—Rob Buchholtz, CFO

Balance Sheet Data	6/30/21	12/31/20
Working Capital	$18,777,963	$12,348,891
Current Assets	30,567,546	33,377,022
Total Assets	117,646,268	121,857,947
Current Liabilities	11,789,583	21,028,131
Long-Term Liabilities	23,993,924	35,561,237
Member's Equity	81,862,761	65,268,579

Statement of Operations	**Six Months Ended 6/30/21**	**Six Months Ended 6/30/20**
Revenues	$112,853,779	$57,881,070
Cost of Revenues	96,428,507	60,118,787
Gross Profit (Loss)	16,425,273	(2,237,717)
Operating Expense	2,527,229	2,285,547
Income (Loss) From Operations	13,898,044	(4,523,264)
Other Income (Expense)	2,696,138	(1,738,404)
Net Income (Loss)	$16,594,182	$(6,261,668)
Capital Units Outstanding	29,620,000	29,620,000
Net Income (Loss) Per Capital Unit	$0.56	$(0.21)
Cash Distributions Per Capital Unit	$-	$-

App makes marketing simpler

Dakota Ethanol has launched My Grower. My Grower is an app-based portal that allows farmers and others who sell corn to our plant or purchase distillers grain proucts to access information about their contracts, shipments and account balances with Dakota Ethanol.

To learn more about My Grower, contact our corn and distillers marketing staff at 1-888-539-CORN(2676).

Summit Carbon looks toward surveying, land acquisition

Summit Carbon Solutions, developer of the world's largest carbon capture and storage project, announced this month that it has awarded contracts and deployed staff from Contract Land Staff and TRC Companies to provide field services and lead right-of-way acquisition efforts across five states, including South Dakota. The company, with which Dakota Ethanol is one of 30 biofuel producer partners, plans to transport and deposit up to 10 million tons of carbon dioxide per year at a sequestration site in the Upper Midwest.

Additionally, Summit has awarded contracts to EXP, Merjent, and Perennial Environmental Services (Perennial) to lead the environmental survey and permitting efforts throughout project development. Merjent and Perennial will lead the boots-on-the-ground efforts while EXP will provide overall project coordination and oversight. EXP, Merjent and Perennial bring a full suite of environmental services and dedicated teams of biologists, scientists, cultural resources specialists, and environmental professionals with a focus on achieving environmental compliance.

"As a leader in decarbonizing more than 30 biofuel producers and increasing the sustainability of the agriculture industry, Summit Carbon Solutions will drive economic growth in communities across the Midwest and help create long-term value for all Midwestern farmers," said Jimmy Powell, Chief Operating Officer of Summit Carbon Solutions.

Low-carbon fuel markets provide an opportunity for Dakota Energy to capture a premium on ethanol produced by meeting certain carbon emission standards.

Completion is anticipated in 2024. Learn more at https://www.summitcarbonsolutions.com/.